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                                                                     EXHIBIT 5.1



                                 negLAW OFFICES
                   Nelson Mullins Riley & Scarborough, L.L.P.
                   A REGISTERED LIMITED LIABILITY PARTNERSHIP



                                January 12, 1999

New Commerce BanCorp
712 N. Main Street
Greenville, South Carolina  29609

                  Re:      Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to New Commerce BanCorp (the "Company") in connection with the filing of a Registration Statement on Form SB-2 (the "Registration Statement"), under the Securities Act of 1933, covering the offering of up to 800,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share. In connection therewith, we have examined such corporate records, certificates of public officials, and other documents and records as we have considered necessary or proper for the purpose of this opinion.

         The opinions set forth herein are limited to the laws of the State of South Carolina and applicable federal laws.

         Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares, when issued and delivered as subscribed in the Registration Statement, will be legally issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                            NELSON MULLINS RILEY & SCARBOROUGH



                                            By: /s/ Neil E. Grayson
                                                -------------------------------
                                                Neil E. Grayson